As filed with the Securities and Exchange Commission on April 9, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	Not Required
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Amarin Corporation plc

2 Pembroke House

Upper Pembroke Street 28-32

Dublin 2, Ireland

+353 1 6699 020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John F. Thero

President and Chief Executive Officer

Amarin Corporation plc

c/o Amarin Pharma, Inc.

1430 Route 206

Bedminster, New Jersey 07921, USA

Telephone: (908) 719-1315

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael H. Bison, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Telephone: (617) 570-1000

Facsimile: (617) 523-1231

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as the registrant shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Series A Convertible Preference Shares, par value £0.05 per share (2)	352,150,790 (3)	$0.15	$52,822,618.50	$6,137.99
Ordinary Shares, par value £0.50 per share (4)	35,215,079 (5)	—	—	(6)
Total	387,365,869	$0.15	$52,822,618.50	$6,137.99

(1)	Calculated pursuant to Rule 457(o) under the Securities Act.
(2)	The Series A Convertible Preference Shares, par value £0.05 per share, (the “Series A Preference Shares”) are represented by American Depositary Shares (“Preference ADSs”), each of which represents one Series A Preference Share. A separate Registration Statement on Form F-6 will be filed for the registration of Preference ADSs.
(3)	Represents the number of Series A Preference Shares represented by the Preference ADSs issued to certain investors in a private placement on March 30, 2015.
(4)	The ordinary shares, par value par value £0.50 per share, may be represented by American Depositary Shares (“Ordinary ADSs”), each of which currently represents one ordinary share. A separate Registration Statement on Form F-6 has been filed for the registration of Ordinary ADSs and was declared effective on November 4, 2011 (Reg. File No. 333-176898).
(5)	Consists of (a) 35,215,079 ordinary shares to be created by the consolidation and redesignation of the Series A Preference Shares at a rate of one ordinary share for ten Series A Preference Shares and (b) an indeterminate number of additional ordinary shares as may from time to time be issued with respect to the foregoing securities as a result of equity splits, dividends, reclassifications, recapitalizations, combinations or similar events, which shares shall be deemed registered hereunder pursuant to Rule 416 under the Securities Act.
(6)	No separate consideration will be received for the ordinary shares created by the consolidation and redesignation of the Series A Preference Shares, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 9, 2015

35,215,079 Ordinary Shares

Ordinary Shares, in the form of American Depositary Shares

352,150,790 Series A Preference Shares

Series A Preference Shares, in the form of American Depositary Shares

Offered by Selling Shareholders

This prospectus covers the resale by the selling shareholders identified in this prospectus of up to an aggregate amount of (i) 352,150,790 Series A Convertible Preference Shares in the capital of the Company, par value £0.05 per share, which we refer to as the Series A Preference Shares, represented by currently unregistered, restricted American Depositary Shares, which we refer to as Preference ADSs, that we issued in a private placement on March 30, 2015; and (ii) 35,215,079 ordinary shares in the capital of the Company, par value £0.50 per share, which refer to as our ordinary shares and which are represented by American Depositary Shares (which we refer to as Ordinary ADSs), which would be created by the consolidation and redesignation of the Series A Preference Shares at a rate of one ordinary share for ten Series A Preference Shares. We are not selling any ordinary shares or Series A Preference Shares under this prospectus and we will not receive any of the proceeds from the sale or other disposition of ordinary shares or Series A Preference Shares by the selling shareholders.

The selling shareholders may sell or otherwise dispose of the ordinary shares and Series A Preference Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell or otherwise dispose of their ordinary shares and Series A Preference Shares in the section entitled “Plan of Distribution” beginning on page 19.

Any discount, concession, commissions and similar selling expenses attributable to the sale of ordinary shares and Series A Preference Shares covered by this prospectus will be borne by the selling shareholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the ordinary shares and Series A Preference Shares with the Securities and Exchange Commission.

Our American Depositary Shares, or Ordinary ADSs, each of which currently represents one ordinary share, are traded on the NASDAQ Capital Market under the symbol “AMRN”. The ordinary shares covered by this prospectus may later be represented by Ordinary ADSs, for which a separate Registration Statement on Form F-6 for the registration of Ordinary ADSs issuable upon deposit of the ordinary shares was previously filed with the Securities and Exchange Commission and was effective on November 4, 2011 (Reg. File No. 333-176898). On April 8, 2015, the closing price of our Ordinary ADSs on the NASDAQ Capital Market was $2.54 per share. The Series A Preference Shares are not currently listed on any exchange, and we do not intend to list the Series A Preference Shares on any exchange. The Series A Preference Shares are represented by the Preference ADSs, for which a separate Registration Statement on Form F-6 will be filed.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2015.

PROSPECTUS SUMMARY

About Amarin Corporation plc

We are a biopharmaceutical company with expertise in lipid science focused on the commercialization and development of therapeutics to improve cardiovascular health.

Our lead product, Vascepa® (icosapent ethyl) capsules, is approved by the U.S. Food and Drug Administration, or FDA, for use as an adjunct to diet to reduce triglyceride levels in adult patients with severe (TG >500mg/dL) hypertriglyceridemia. Vascepa is available in the United States by prescription only. We began selling and marketing Vascepa in the United States in January 2013. We sell Vascepa principally to a limited number of major wholesalers, as well as selected regional wholesalers and specialty pharmacy providers, or collectively, its Distributors, that in turn resell Vascepa to retail pharmacies for subsequent resale to patients and health care providers. We market Vascepa through our sales force of approximately 150 sales professionals, including sales representatives and their managers. In addition, in May 2014 we entered into a co-promotion agreement with Kowa Pharmaceuticals America, Inc. (Kowa Pharmaceuticals America) under which approximately 250 Kowa Pharmaceuticals America sales representatives devote a substantial portion of their time to promoting Vascepa. We have recently entered into an agreement with Eddingpharm (Asia) Macao Commercial Offshore Limited related to the development and commercialization of Vascepa in Mainland China, Hong Kong, Macau and Taiwan. We operate in one business segment.

Corporate Information

Amarin Corporation plc (formerly Ethical Holdings plc) is a public limited company listed in the United States on the NASDAQ Capital Market. Amarin was originally incorporated in England as a private limited company on March 1, 1989 under the Companies Act 1985, and re-registered in England as a public limited company on March 19, 1993.

Our registered office is located at One New Change, London EC4M 9AF, England. Our principal executive offices are located at 2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland. Our primary office in the United States is located at 1430 Route 206, Bedminster, New Jersey 07921. Our telephone number at that location is (908) 719-1315. Our website address is www.amarincorp.com. Information contained on, or accessible through, our website is not a part of this prospectus.

For additional information about our company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.” Additional information about us can be found in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and online at www.sec.gov.

The Preference Private Placement

On March 30, 2015, we completed the private placement of Preference ADSs representing 352,150,790 of our Series A Preference Shares. Ten of the Series A Preference Shares may be consolidated and redesignated at any time at the option of the applicable shareholder as one of our ordinary shares. Pursuant to the securities subscription agreement that we entered into with the investors in the private placement, we agreed to file the registration statement of which this prospectus forms a part with the Securities and Exchange Commission, which we refer to as the SEC or the Commission, within 30 days after the target closing date of the private placement to register the resale of the Preference ADSs, the Series A Preference Shares represented by Preference ADSs, the ordinary shares that would be created by the consolidation and redesignation of the Series A Preference Shares and the Ordinary ADSs that would represent such ordinary shares.

THE OFFERING

Series A Preference Shares Offered	352,150,790 Series A Preference Shares, and the Preference ADSs that we issued in the private placement representing such Series A Preference Shares.

Ordinary Shares Offered	35,215,079 ordinary shares that would be created by the consolidation and redesignation of the Series A Preference Shares and the Ordinary ADSs that would represent such ordinary shares.

Consolidation and Redesignation	Each ten (10) Series A Preference Shares may be consolidated and redesignated as one ordinary share, subject to adjustments for subdivision or consolidation of the ordinary shares, at any time at the option of the holder of Preference ADSs; except that the securities subscription agreement governing the private placement provides that a holder will be prohibited from consolidating its shares if, as a result, the holder and its affiliates would beneficially own more than 4.99%, or such other percentage not in excess of 19.9% that each of the selling shareholders individually may later elect in their respective discretion, of the total number of the Company’s ordinary shares or Ordinary ADSs representing its ordinary shares outstanding following such redesignation.

Liquidation Preference	In the event of our liquidation, dissolution or winding up, holders of the Series A Preference Shares will receive a payment equal to $0.001 per Series A Preference Share before any proceeds are distributed to the holders of ordinary shares. After the payment of this preferential amount, and subject to the rights of holders of any class or series of capital stock hereafter created specifically ranking by their terms senior to the Series A Preference Shares, holders of Series A Preference Shares will participate ratably in the distribution of any remaining assets with the holders of ordinary shares and any other class or series of our capital stock hereafter created that participates with the ordinary shares in such distributions.

Voting Rights	The Series A Preference Shares will generally have no voting rights, except as required by law and except that the consent of holders of seventy-five percent (75%) of the then outstanding Series A Preference Shares will be required to alter or change adversely the powers, preferences or rights attaching to the Series A Preference Shares or enter into any agreement with respect to the foregoing.

Dividends	Holders of the Series A Preference Shares shall be entitled to receive, and we are required to pay, dividends (other than dividends in the form of ordinary shares) on the Series A Preference Shares equal (on an as-if-consolidated-and-redesignated as- ordinary-shares basis) to and in the same form as dividends (other than dividends in the form of ordinary shares) actually paid on ordinary shares when, as and if such dividends (other than dividends in the form of ordinary shares) are paid on the ordinary shares.

Use of Proceeds	This prospectus relates to the securities that may be offered and sold from time to time by the selling shareholders who will receive all of the proceeds from any sale of the securities. We will not receive any of the proceeds from any sales of the securities by the selling shareholders. However, we will pay certain registration expenses, including filing fees, listing fees, printing expenses and fees of our counsel and other advisers.

Listing	Ordinary ADSs representing our ordinary shares are listed on the Nasdaq Capital Market under the symbol “AMRN.” There is no established public trading market for the Series A Preference Shares or Preference ADSs, and we do not expect such a market to develop. We do not intend to list the Series A Preference Shares or Preference ADSs on any exchange.

Depositary	Citibank, N.A., Citibank or its nominee.

Preference Deposit Agreement	Preference Share Deposit Agreement, dated as of March 30, 2015, by and among the Company, the Depositary and all holders and beneficial owners of Preference ADSs issued thereunder, as supplemented by the Letter Agreement, dated as of March 30, 2015, by and between the Company and the Depositary.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus and any prospectus supplement. In particular, you should consider the following risk factors and the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which are incorporated by reference in this prospectus, in each case as those risk factors are amended or supplemented by our subsequent filings with the SEC. If any of these risks actually occur, they may materially harm our business, prospects, financial condition and results of operations. In this event, the market price of our securities could decline and you could lose part or all of your investment. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to this Offering

The number of our ordinary shares, or Ordinary ADSs representing such ordinary shares, outstanding may increase substantially as a result of our March 2015 private placement and the later consolidation and redesignation of the Series A Preference Shares represented by Preference ADSs issued thereunder, and some of the investors may then beneficially own significant blocks of our ordinary shares; the ordinary shares and Series A Preference Shares resulting from the private placement will be generally available for resale in the public market upon registration under the Securities Act of 1933, as amended, or the Securities Act.

In March 2015, we completed the private placement of Preference ADSs representing 352,150,790 Series A Preference Shares, each ten (10) of which may be consolidated and redesignated into one (1) ordinary share in the capital of the Company. The consolidation and redesignation of the Series A Preference Shares would result in an additional 35,215,079 ordinary shares outstanding, resulting in substantial dilution to shareholders who held our ordinary shares or Ordinary ADSs representing such ordinary shares prior to the private placement. Although the Series A Preference Shares do not have voting rights, in general, upon consolidation and redesignation into ordinary shares some of the investors in the private placement could then have significant influence over the outcome of any shareholder vote, including the election of directors and the approval of mergers or other business combination transactions.

Pursuant to the securities subscription agreement that we entered into with the investors in the private placement, we agreed to file with the SEC the registration statement of which this prospectus forms a part to register the resale of the Series A Preference Shares represented by Preference ADSs issued in the private placement and the ordinary shares issuable upon the consolidation and consolidation and redesignation of such Series A Preference Shares. Upon such registration and subsequent consolidation and redesignation, these securities will become generally available for immediate resale in the public market. The market price of our ordinary shares could fall as a result of an increase in the number of shares available for sale in the public market.

If we do not obtain and maintain effectiveness of the registration statement, we will be required to pay certain liquidated damages, which could be material in amount.

Pursuant to the terms of the securities subscription agreement, we have agreed to pay liquidated damages to the investors in the private placement if (a) the registration statement of which this prospectus forms a part is not declared effective within 90 days after the closing of the private placement, if the SEC does not review the registration statement, (b) the registration statement is not declared effective within 120 days after the closing of the private placement, if the SEC reviews the registration statement or (c) after effectiveness and subject to certain specified exceptions, we suspend the use of the registration statement or the registration statement ceases to remain continuously effective as to all the securities for which it is required to be effective. We refer to each of these events as a registration default. Subject to the specified exceptions, for each 30-day period or portion thereof during which a registration default remains uncured, we are obligated to pay liquidated damages to each investor in cash in an amount equal to 1% of the aggregate subscription price paid by each such investor in the private placement, up to a maximum of 8% of such aggregate subscription price. These amounts could be material, and any liquidated damages we are required to pay could have a material adverse effect on our financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it contain forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “would,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “assume,” “intend,” “potential,” “continue” or other similar words or the negative of these terms. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in “Risk Factors” and in our periodic filings with the SEC, incorporated by reference or included in this prospectus or any prospectus supplement. Accordingly, you should not place undue reliance upon these forward-looking statements. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our ability to generate revenue and otherwise maintain sufficient cash and other liquid resources to meet our operating and any debt service requirements;

•	the success of our current and future research and development activities and clinical trials, including the timing and nature of any interim or final results of such trials;

•	decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products;

•	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•	whether we can execute on our existing strategic collaborations with respect to our products or product candidates;

•	whether and when we will be able to enter into and consummate strategic collaborations with respect to our products or product candidates on acceptable terms;

•	the success with which developed products may be commercialized and otherwise accepted by our approved markets;

•	competitive developments affecting our products or product candidates, including generic and branded competition;

•	the effect of possible domestic and foreign legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare in the United States, and involuntary approval of prescription medicines for over-the-counter use and the trend toward managed care and health care cost containment;

•	our reliance on third party manufacturers and suppliers;

•	our ability to protect our patents and other intellectual property;

•	claims and concerns that may arise regarding the safety or efficacy of our products or product candidates;

•	governmental laws and regulations affecting our operations, including those affecting taxation; and

•	growth in costs and expenses.

The forward-looking statements made or incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We have included important factors in the cautionary statements included in this prospectus and incorporated herein by reference, including under the caption entitled “Risk Factors” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as required by law, we do not assume any intent to update any forward-looking statements after the date on which the statement is made, whether as a result of new information, future events or circumstances or otherwise.

USE OF PROCEEDS

This prospectus relates to the securities that may be offered and sold from time to time by the selling shareholders who will receive all of the proceeds from any sale of the securities. We will not receive any of the proceeds from any sales of the securities by the selling shareholders. However, we will pay certain registration expenses, including filing fees, listing fees, printing expenses and fees of our counsel and other advisers.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods shown. As of the date of this prospectus, we did not declare or pay any dividends on preference shares for the periods indicated. Therefore, the ratios of earnings to combined fixed charges and preference share dividends are the same as the ratios of earnings to fixed charges presented below.

	Year Ended December 31,
	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges (1)	$—	$—	$—	$—	$—

(1)	Earnings were not sufficient to cover fixed charges. The dollar amount of the coverage deficiency for the years ended December 31, 2010, 2011, 2012, 2013 and 2014 was $250.1 million, $66.6 million, $170.1 million, $169.4 million and $59.2 million, respectively.

SELLING SHAREHOLDERS

In March 2015, we completed the private placement of Preference ADSs representing 352,150,790 of our Series A Preference Shares, which may be consolidated and redesignated, upon certain conditions, as 35,215,079 of our ordinary shares at a rate of ten (10) Series A Preference Shares for one (1) ordinary share. This prospectus covers the possible resale by the selling shareholders of any or all of the Series A Preference Shares represented by Preference ADSs issued and allotted in the private placement and the ordinary shares that will be created upon the consolidation and redesignation of such Series A Preference Shares and the Ordinary ADSs representing such ordinary shares.

The table below, including the footnotes, lists the selling shareholders and other information regarding the ownership of shares held by each of the selling shareholders based in part on information provided to us by the selling shareholders. Such information is as of March 31, 2015. The percentages of shares owned after the offering are based on 176,960,199 ordinary shares outstanding, including 176,228,632 Ordinary ADSs representing such ordinary shares outstanding prior to the private placement, and include the maximum of 35,215,079 ordinary shares to be created by the consolidation and redesignation of all of the Series A Preference Shares (on an as-if-consolidated-and-redesignated basis), for a total denominator of 212,175,278 ordinary shares.

The following table assumes that the selling shareholders will sell all of the ordinary shares and/or Series A Preference Shares offered by them in this offering. However, the selling shareholders may offer all or some portion of our Series A Preference Shares, or any ordinary shares created by the consolidation and redesignation of the Series A Preference Shares to be held by them. Accordingly, no estimate can be given as to the amount or percentage of our ordinary shares or Ordinary ADSs representing such ordinary shares that will be held by the selling shareholders upon termination of sales pursuant to this prospectus. In addition, the selling shareholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. We do not know how long any of the selling shareholders will hold shares before selling them. Information concerning the selling shareholders may change from time to time. We will provide changed information in a supplement to this prospectus if and when necessary and required. The term “selling shareholder” includes the shareholders listed below and their respective transferees, assignees, pledges, donees and other successors.

Name of Selling Shareholder	Ordinary Shares/ADSs Owned Prior to Offering(1)	Ordinary Shares Offered (1)	Ordinary Shares/ADSs Owned After Offering	Percentage (2)
Baker Brothers Life Sciences, L.P.(3)	28,822,047	26,792,186	2,029,861	*
667, L.P.(4)	2,315,409	2,139,560	175,849	*
Stonepine Capital, LP(5)	8,406,440	3,750,000	4,656,440	2.19
Broadfin Healthcare Master Fund(6)	2,533,330	2,533,330	0	*

(1)	Includes the maximum number of ordinary shares to be created by the consolidation and redesignation of all of the Series A Preference Shares (on an as-if-consolidated-and-redesignated basis) held by each selling shareholder.
(2)	Based on 176,960,199 shares of our ordinary shares or Ordinary ADSs representing such ordinary shares outstanding prior to the private placement, and including the maximum of 35,215,079 ordinary shares to be created by the consolidation and redesignation of all of the Series A Preference Shares (on an as-if-consolidated-and-redesignated basis), for a total denominator of 212,175,278 ordinary shares.
(3)	Baker Bros. Advisors LP is the investment adviser to Baker Brothers Life Sciences, L.P. (“BBLS”) and has voting and investment power over the shares directly held by BBLS. Julian C. Baker and Felix J. Baker are the managing partners of Baker Bros. Advisors LP and may be deemed to be beneficial owners of securities of the Issuer directly held by the Funds, and may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of such securities. Baker Bros. Advisors LP, Julian C. Baker and Felix J. Baker disclaim beneficial ownership of the securities held directly by BBLS, except to the extent of their pecuniary interest.
(4)	Baker Bros. Advisors LP is the investment adviser to 667, L.P. (“667”) and has voting and investment power over the shares directly held by 667. Julian C. Baker and Felix J. Baker are the managing partners of Baker Bros. Advisors LP and may be deemed to be beneficial owners of securities of the Issuer directly held by 667 and may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of such securities. Baker Bros. Advisors LP, Julian C. Baker and Felix J. Baker disclaim beneficial ownership of the securities held directly by 667, except to the extent of their pecuniary interest.
(5)	Stonepine Capital Management, LLC is the general manager of Stonepine Capital, L.P. Jon M. Plexico and Timothy P. Lynch, the managing members of Stonepine Capital Management, LLC, have voting and dispositive authority over any shares held by Stonepine Capital, L.P. and disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein.
(6)	Broadfin Capital, LLC serves as investment adviser to Broadfin Healthcare Master Fund, LTD with the power to direct investments and/or sole power to vote the shares owned by Broadfin Healthcare Master Fund, LTD. Kevin Kotler, a natural person, is the Managing Member of Broadfin Capital, LLC. Mr. Kotler has voting and dispositive power over the shares held by Broadfin Healthcare Master Fund, LTD. Mr. Kotler disclaims beneficial ownership of all shares beneficially owned, except to the extent of his pecuniary interests in such shares.
*	Less than 1%

Relationships with Selling Shareholders

Except as described below, none of the selling shareholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years.

DESCRIPTION OF SECURITIES

The selling shareholders may offer our ordinary shares, each of which may be represented by one Ordinary ADS, or Series A Preference Shares, each ten (10) of which may be consolidated and redesignated into one (1) ordinary share, each one of which may be represented by one Preference ADS, from time to time under this prospectus in the manner set forth in the manner set forth under “Plan of Distribution” below.

In the following summary, a “shareholder” is the person registered in our register of members as the holder of the relevant securities, including ordinary shares that have been deposited in our Ordinary ADS facility with the Depositary and Series A Preference Shares that have been deposited in our Preference ADS facility with the Depositary.

Description of Ordinary Shares

Dividends

Holders of ordinary shares are entitled to receive such dividends as may be declared by the board of directors. All dividends are declared and paid according to the amounts paid up on the ordinary shares in respect of which the dividend is paid. To date there have been no dividends paid to holders of ordinary shares.

Any dividend unclaimed after a period of twelve years from the date of declaration of such dividend shall be forfeited and shall revert to us. In addition, the payment by the board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share into a separate account shall not constitute us as a trustee in respect thereof.

Rights in a Liquidation

Holders of ordinary shares are entitled to participate in any distribution of assets upon a liquidation, subject to prior satisfaction of the claims of creditors and preferential payments to holders of outstanding preference shares.

Voting Rights

Voting at any general meeting of ordinary shareholders is by a show of hands, unless a poll is demanded. A poll may be demanded by:

•	the chairman of the meeting;

•	at least two shareholders entitled to vote at the meeting;

•	any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting; or

•	any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

In a vote by a show of hands, every shareholder who is present in person or by proxy at a general meeting has one vote. In a vote on a poll, every shareholder who is present in person or by proxy shall have one vote for every share of which they are registered as the holder (provided that no shareholder shall have more than one vote on a show of hands notwithstanding that he may have appointed more than one proxy to vote on his behalf). The quorum for a shareholders’ meeting is a minimum of two persons, present in person or by proxy. To the extent the Articles of Association provide for a vote by a show of hands in which each shareholder has one vote, this differs from U.S. law, under which each shareholder typically is entitled to one vote per share at all meetings.

Unless otherwise required by law or the Articles of Association, voting in a general meeting is by ordinary resolution. An ordinary resolution is approved by a majority vote of the shareholders present at a meeting at which there is a quorum. Examples of matters that can be approved by an ordinary resolution include:

•	the election of directors;

•	the approval of financial statements;

•	the declaration of final dividends;

•	the appointment of auditors; or

•	the grant of authority to issue shares.

A special resolution requires the affirmative vote of not less than three-fourths of the eligible votes. Examples of matters that must be approved by a special resolution include modifications to the rights of any class of shares, certain changes to the Articles of Association, or our winding-up.

Capital Calls

The board of directors has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to us as required by such notice the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen days’ notice provided by the board of directors has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the board.

Limitations on Ownership

Under English law and the Articles of Association, there are no limitations on the right of nonresidents of the United Kingdom or owners who are not citizens of the United Kingdom to hold or vote our ordinary shares.

Description of the Series A Preference Shares

The material terms and provisions of the Series A Preference Shares, each of which are represented by the Preference ADSs and each ten (10) of which may be consolidated and redesignated as one ordinary share represented by one Ordinary ADS, are summarized below. The following description is subject to, and qualified in its entirety by, the Series A Preference Share Terms, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should review a copy of the Series A Preference Share Terms for a complete description of the powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preference Shares.

General

Our board of directors has the authority under the articles of association of the Company, without further action by shareholders, to issue preference shares, par value £0.05 per share, in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preference shares, including dividend rights, conversion rights, voting rights, rights and terms of redemption, and liquidation preference, any or all of which may be greater than the rights of the ordinary shares. Our board of directors has issued a series of preference shares designated as our Series A Convertible Preference Shares with the rights and subject to the restrictions and limitations described in the Series A Preference Share Terms.

Rank

The Series A Preference Shares will rank:

•	senior to our ordinary shares;

•	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series A Preference Shares;

•	on parity with our Series A Preference Shares and any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series A Preference Shares; and

•	junior to any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series A Preference Shares,

in each case, as to dividends or distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Consolidation and Redesignation

Each ten (10) Series A Preference Shares may be consolidated and redesignated into one ordinary share (subject to adjustment as provided in the Series A Preference Share Terms) at any time at the option of the holder, except that the securities subscription agreement pursuant to which the Preference ADSs were initially issued provides that a holder will be prohibited from consolidating and redesignating Series A Preference Shares into ordinary shares if, as a result of such consolidation, such holder, together with its affiliates, would beneficially own more than 4.99% of the total number of our ordinary shares then issued and outstanding, which limitation we refer to as the Beneficial Ownership Limitation. By written notice to the Company, a holder may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 19.9% specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, holders of Series A Preference Shares will receive a payment equal to $0.001 per Series A Preference Share before any proceeds are distributed to the holders of our ordinary shares. After the payment of this preferential amount, and subject to the rights of holders of any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series A Preference Shares, holders of Series A Preference Shares will participate ratably in the distribution of any remaining assets with the ordinary shares and any other class or series of our capital stock hereafter created that participates with the ordinary shares in such distributions.

Voting Rights

Series A Preference Shares will generally have no voting rights, except as required by law and except that the consent of holders of seventy-five percent (75%) of the outstanding Series A Preference Shares will be required to amend the terms of the Series A Preference Shares or the Series A Preference Share Terms.

Dividends

Holders of Series A Preference Shares are entitled to receive, and we are required to pay, dividends on the Series A Preference Shares equal (on an as-if-consolidated-and-redesignated-to-ordinary shares basis) to and in the same form as dividends (other than dividends in the form of ordinary shares) actually paid on the ordinary shares when, as and if such dividends (other than dividends in the form of ordinary shares) are paid on the ordinary shares.

Redemption

We are not obligated to redeem or repurchase any Series A Preference Shares. Series A Preference Shares are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Listing

There is no established public trading market for the Series A Preference Shares, and we do not expect such a market to develop. In addition, we do not intend to apply for listing of the Series A Preference Shares on any national securities exchange or trading system.

Fundamental Transactions

If, at any time that Series A Preference Shares are outstanding, we effect a merger or other change of control transaction, as described in the certificate of designation and referred to as a fundamental transaction, then a holder will have the right to receive, upon any subsequent consolidation and redesignation of Series A Preference Shares (in lieu of ordinary shares) for each issuable ordinary share, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of one (1) ordinary shares for each ten (10) Series A Preference Shares held by such holder at such time.

Description of American Depositary Shares

The Depositary is the depositary bank for our currently registered Ordinary ADSs and has agreed to act as the depositary bank for Preference ADSs, under the Preference Deposit Agreement. The Depositary’s offices are located at 388 Greenwich Street, New York, New York 10013. Ordinary ADSs and Preference ADSs are American Depositary Shares and represent ownership interests in securities that are on deposit with the Depositary. American Depositary Shares may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The Depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., London Branch, having its principal office at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, England.

We have appointed Citibank as the Depositary for the Ordinary ADSs pursuant to an amended and restated deposit agreement dated as of November 4, 2011 and for the Preference ADSs pursuant to the Preference Deposit Agreement. A copy of the deposit agreement governing the Ordinary ADSs is on file with the SEC under cover of a Registration Statement on Form F-6 filed on September 16, 2011 and the Preference Deposit Agreement is on file with the SEC as an exhibit to our Current Report on Form 8-K filed on March 30, 2015. You may obtain a copy of the deposit agreement and/or Preference Deposit Agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov).

We are providing you with a summary description of the material terms of the Ordinary ADSs and the Preference ADSs, which we will collectively refer to as ADSs herein when no distinction between the two is required, and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement or the Preference Deposit Agreement, as applicable, and not by this summary. We urge you to review both the deposit agreement and the Preference Deposit Agreement in their entirety.

Each Ordinary ADS represents the right to receive one ordinary share on deposit with the custodian and each Preference ADS represents the right to receive one Series A Preference Share on deposit with the custodian. An ADS also represents the right to receive any other property received by the Depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The custodian, the Depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the Depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement and the Preference Deposit Agreement be vested in the beneficial owners of the ADSs. The Depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. Owners of ADSs will be able to exercise beneficial ownership interests in the deposited property only through the registered holders of the ADSs, by the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the Depositary, and by the Depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly through the custodian or their respective nominees, in each case upon the terms of the deposit agreement or the Preference Deposit Agreement, as applicable.

If you become an owner of ADSs, you will become a party to the deposit agreement and/or the Preference Deposit Agreement, as applicable, and therefore will be bound to their respective terms and to the terms of any ADR that represents your ADSs. The deposit agreement and/or the Preference Deposit Agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the Depositary. As an ADS holder you appoint the Depositary to act on your behalf in certain circumstances. The deposit agreement, the Preference Deposit Agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares and the Series A Preference Shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

As an owner of Ordinary ADSs, you may hold your Ordinary ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the Depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the Depositary (commonly referred to as the “direct registration system” or “DRS”). Preference ADSs can only be held by means of an ADR registered in your name. The direct registration system reflects the uncertificated (book-entry) registration of ownership of Ordinary ADSs by the Depositary. Under the direct registration system, ownership of Ordinary ADSs is evidenced by periodic statements issued by the Depositary to the holders of the Ordinary ADSs. The direct registration system includes automated transfers between the Depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your Ordinary ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an Ordinary ADS owner. Banks and brokers typically hold securities such as the Ordinary ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of Ordinary ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All Ordinary ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the Ordinary ADSs directly by means of an Ordinary ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement or Preference Deposit Agreement, as applicable, in proportion to the number of ADSs held as of a specified record date, after deduction of applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the Depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to English laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The Depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement or the Preference Deposit Agreement, as applicable. The Depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the Depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the Depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement or the Preference Deposit Agreement, as applicable. In order to pay such taxes or governmental charges, the Depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the Depositary does not distribute new ADSs as described above, it may sell the shares received upon the terms described in the deposit agreement or the Preference Deposit Agreement, as applicable and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the Depositary and we will assist the Depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The Depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement or the Preference Deposit Agreement, as applicable (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The Depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The Depositary will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the Depositary; or

•	It is not reasonably practicable to distribute the rights.

The Depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the Depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the Depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the Depositary in determining whether such distribution is lawful and reasonably practicable.

The Depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement or the Preference Deposit Agreement, as applicable. In such case, the Depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement or the Preference Deposit Agreement, as applicable.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder under English law would receive upon failing to make an election, as more fully described in the deposit agreement or the Preference Deposit Agreement, as applicable.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the Depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the Depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement or the Preference Deposit Agreement, as applicable, the Depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement or the Preference Deposit Agreement, as applicable. In order to pay such taxes and governmental charges, the Depositary may sell all or a portion of the property received.

The Depositary will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the Depositary; or

•	The Depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the Depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement or the Preference Deposit Agreement, as applicable, the Depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The Depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement or the Preference Deposit Agreement, as applicable and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the Depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the Depositary may determine.

Changes Affecting Shares

The shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the new shares held on deposit. The Depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement or Preference Deposit Agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the shares. If the Depositary may not lawfully distribute such property to you, the Depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Issuance or Deposit of Securities

After the closing of this offer, the Depositary may create ADSs on your behalf if you or your broker either deposit ordinary shares or Series A Preference Shares with the custodian or request that your Series A Preference Shares represented by Preference ADSs be consolidated and redesigned as ordinary shares to be represented by Ordinary ADSs. The Depositary will deliver these ADSs only after you pay any applicable issuance fees and any charges and taxes payable to the custodian. Your ability to receive ADSs may be limited by U.S. and U.K. legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the Depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares or Series A Preference Shares, as applicable, have been duly credited to the custodian. The Depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares or Series A Preference Shares or request consolidation and redesignation of Series A Preference Shares into ordinary shares you will be responsible for transferring good and valid title to the Depositary. As such, you will be deemed to represent and warrant that:

•	The securities are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such securities have been validly waived or exercised.

•	You are duly authorized to request consolidation and redesignation of Series A Preference Shares into ordinary shares or deposit the ordinary shares, as applicable.

•	The securities are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and the ADSs issuable upon such consolidation and redesignation or deposit will not be, “restricted securities” (as defined in the deposit agreement and Preference Deposit Agreement, as applicable).

•	The securities presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the Depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the Depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the Depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the Depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As an ADS holder, you will be entitled to present your ADSs to the Depositary for cancellation and then receive the corresponding number of underlying ordinary shares or Series A Preference Shares at the custodian’s offices. Your ability to withdraw the ordinary shares or Series A Preference Shares may be limited by U.S. and U.K. legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares or Series A Preference Shares represented by your ADSs, you will be required to pay to the Depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement or Preference Deposit Agreement, as applicable.

If you hold ADSs registered in your name, the Depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the Depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the Depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the Depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the ordinary shares, Series A Preference Shares or ADSs are closed, or (ii) shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement or Preference Deposit Agreement, as applicable, may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder of ADSs, you generally have the right under the deposit agreement or Preference Deposit Agreement to instruct the Depositary to exercise the voting rights for the ordinary shares or Series A Preference Shares represented by your ADSs. The voting rights of holders of ordinary shares are described under the heading “Description of Securities–Description of Ordinary Shares” in this prospectus and the voting rights of holders of Series A Preference Shares are described under the heading “Description of Securities–Description of Series A Preference Shares”.

At our request, the Depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the Depositary to exercise the voting rights of the securities represented by ADSs.

If the Depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the Depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the Depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the Depositary:

Service	Fees
• Issuance of ADSs upon deposit of Shares (excluding issuances as a result of distributions described in the fourth paragraph below).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) issued.

• Delivery of Deposited Securities against surrender of ADSs.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) surrendered.

• Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.

• Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.

• Depositary Services.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the Depositary and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of shares charged by the registrar and transfer agent for the shares in England (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the Depositary by the brokers (on behalf of their clients) receiving the newly issued ADSs from the Depositary and by the brokers (on behalf of their clients) delivering the ADSs to the Depositary for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the Depositary to the holders of record of ADSs as of the applicable ADS record date.

The Depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the Depositary charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the Depositary sends invoices to the applicable record date ADS holders. In the case of Ordinary ADSs held in brokerage and custodian accounts (via DTC), the Depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the Ordinary ADSs held in DTC) from the brokers and custodians holding Ordinary ADSs in their DTC accounts. The brokers and custodians who hold their clients’ Ordinary ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the Depositary.

In the event of refusal to pay the depositary fees, the Depositary may, under the terms of the deposit agreement and/or the Preference Deposit Agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the Depositary. You will receive prior notice of such changes.

The Depositary may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the Depositary may agree from time to time.

Amendments and Termination

We may agree with the Depositary to modify the deposit agreement and/or the Preference Deposit Agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement and/or the Preference Deposit Agreement if you continue to hold your ADSs after the modifications to such agreement become effective. Neither agreement can be amended to prevent you from withdrawing the securities represented by your ADSs (except in order to comply with applicable law).

We have the right to direct the Depositary to terminate the deposit agreement and the Preference Deposit Agreement. Similarly, the Depositary may in certain circumstances on its own initiative terminate the deposit agreement and/or the Preference Deposit Agreement. In either case, the Depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under either agreement will be unaffected.

After termination, the Depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the Depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the Depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The Depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement or the Preference Deposit Agreement.

The Depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the Depositary’s obligations to you. Please note the following:

•	We and the Depositary are obligated only to take the actions specifically stated in the deposit agreement or the Preference Deposit Agreement, as applicable, without negligence or bad faith.

•	The Depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement or the Preference Deposit Agreement, as applicable,.

•	The Depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares or the Series A Preference Shares, for the validity or worth of such securities, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement or the Preference Deposit Agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the Depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement or the Preference Deposit Agreement.

•	We and the Depositary disclaim any liability if we or the Depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement or the Preference Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement, the Preference Deposit Agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•	We and the Depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting securities for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the Depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares or the Series A Preference Shares but is not, under the terms of the deposit agreement or the Preference Deposit Agreement, made available to you.

•	We and the Depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the Depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement or the Preference Deposit Agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement or the Preference Deposit Agreement.

Pre-Release Transactions

Subject to the terms and conditions of the deposit agreement, the Depositary may issue to broker/dealers Ordinary ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving Ordinary ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the Depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the number of Ordinary ADSs outstanding) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The Depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the Depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The Depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The Depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the Depositary and to the custodian proof of taxpayer status and residence and such other information as the Depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the Depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The Depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement or the Preference Deposit Agreement, as applicable. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the Depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

PLAN OF DISTRIBUTION

We are registering the Series A Preference Shares represented by the Preference ADSs issued to the selling shareholders and the ordinary shares issuable upon the consolidation and redesignation of the Series A Preference Shares and then represented by Ordinary ADSs to permit the resale of such shares by such holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale or other distribution of ordinary shares or Series A Preference Shares by the selling shareholders pursuant to this prospectus. We will bear all fees and expenses incident to our obligation to register the ordinary shares and Series A Preference Shares.

The selling shareholders may offer, sell, transfer or otherwise dispose of all or a portion of the ordinary shares or Series A Preference Shares covered by this prospectus from time to time on any stock exchange on which the shares, or representative ADSs, are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders will act independently of us and of each other in making decisions with respect to the timing, manner and size of each sale, and we cannot assure you that any selling shareholder will sell all or any portion of such selling shareholder s’ securities offered hereby.

The selling shareholders may offer and sell the ordinary shares or Series A Preference Shares covered by this prospectus by one or more of the following methods:

•	block trades in which a broker or dealer will be engaged to attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	“at the market” transactions to or through market makers or into an existing market for our ordinary shares;

•	privately negotiated transactions;

•	short sales;

•	options, swaps or other derivative transactions that may or may not be listed on an exchange;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	distributions to their respective partners, members, managers, directors, employees, consultants or affiliates; or

•	any combination of the above.

The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the ordinary shares or Series A Preference Shares. These brokers, dealers or underwriters may act as principals, or as agents of the selling shareholders. Broker-dealers may agree with the selling shareholders to sell a specified number of ordinary shares or Series A Preference Shares at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for the selling shareholders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire ordinary shares or Series A Preference Shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares or Series A Preference Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment to this prospectus under an applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the ordinary shares or Series A Preference Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any brokers, dealers or agents that participate in the distribution of ordinary shares or Series A Preference Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions. At the time a particular offering of shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any brokers, dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling shareholders may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of ordinary shares or Series A Preference Shares in the course of hedging the positions they assume with the selling shareholders, including, without limitation, in connection with distributions of shares by those broker-dealers. The selling shareholders may enter into option or other transactions with broker-dealers that involve the delivery of ordinary shares or Series A Preference Shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling shareholders and other persons participating in the sale or distribution of ordinary shares or Series A Preference Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, and we have advised the selling shareholders that Regulation M may apply. This regulation may limit the timing of purchases and sales of any ordinary shares by the selling shareholders or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of ordinary shares in the market and to the activities of the selling shareholders and their respective affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of ordinary shares or Series A Preference Shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the ordinary shares or Series A Preference Shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

The selling shareholders may also sell ordinary shares or Series A Preference Shares in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

We will make copies of this prospectus available to the selling shareholders and any of their successors in interest for purposes of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

Pursuant to the securities subscription agreement that we entered into with the selling shareholders, we have agreed to indemnify in certain circumstances the selling shareholders against certain liabilities, including certain liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling shareholders may indemnify any underwriter or broker-dealer that participates in transactions involving the sale of ordinary shares or Series A Preference Shares against certain liabilities, including liabilities arising under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the ordinary shares or Series A Preference Shares offered by this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, ordinary shares or Series A Preference Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Ordinary ADSs representing our ordinary shares are listed on the Nasdaq Capital Market under the symbol “AMRN.” Neither the Series A Preference Shares not the Preference ADSs are listed on any exchange, and we do not intend to list either on any exchange.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

CERTAIN MATERIAL U.K. TAX CONSIDERATIONS

The following discussion is limited to an overview of the tax consequences of ownership and disposition of ordinary shares or Series A Preference Shares, which we will collectively refer to as shares for the purposes of this discussion, or in each case such shares represented by ADSs. Tax considerations applicable to other types of securities will be described in the related prospectus supplement. Each shareholder should however seek individual tax advice as specific rules may apply in certain circumstances.

Capital Gains

If you are not resident in the United Kingdom (“UK”) for UK tax purposes, you will not be liable for UK tax on capital gains realized or accrued on the sale or other disposition of shares or ADSs unless the shares or ADSs are held in connection with your trade carried on in the UK through a branch or agency and the shares or ADSs are or have been used, held or acquired for the purposes of such trade or such branch or agency.

An individual holder of shares or ADSs who ceases to be resident in the UK for UK tax purposes for a period of 5 years or less and who disposes of shares or ADSs during that period may also be liable on returning to the UK for UK capital gains tax despite the fact that the individual may not be resident in the UK at the time of the disposal.

Inheritance Tax

If you are an individual domiciled in the United States and are not a national of the UK for the purposes of the Estate and Gift Tax Convention 1980 between the United States and the UK, any shares or ADS beneficially owned by you will not generally be subject to UK inheritance tax on your death or on a gift made by you during your lifetime, provided that any applicable United States federal gift or estate tax liability is paid, except where the share or ADS is part of the business property of your UK permanent establishment.

Where the shares or ADSs have been placed in trust by a settlor who, at the time of the settlement, was domiciled in the United States and not a national of the UK, the shares or ADSs will not generally be subject to UK inheritance tax.

Stamp Duty and Stamp Duty Reserve Tax

Transfer of ADSs

No UK stamp duty will be payable on an instrument transferring an ADS or on a written agreement to transfer an ADS provided that the instrument of transfer or the agreement to transfer is executed and remains at all times outside the UK and there is nothing else to be done in the UK. Where these conditions are not met, the transfer of, or agreement to transfer, an ADS could, depending on the circumstances, attract a charge to ad valorem stamp duty at the rate of 0.5% of the value of the consideration.

No stamp duty reserve tax will be payable in respect of an agreement to transfer an ADS, whether made in or outside the UK.

Issue and Transfer of Shares

The issue of shares by Amarin will not give rise to a charge to UK stamp duty or stamp duty reserve tax.

Transfers of shares, as opposed to ADSs, will attract ad valorem stamp duty at the rate of 0.5% of the amount or value of the consideration. A charge to stamp duty reserve tax, at the rate of 0.5% of the amount or value of the consideration, will arise on an agreement to transfer shares. The stamp duty reserve tax is payable on the seventh day of the month following the month in which the charge arises. Where an instrument of transfer is executed and duly stamped before the expiry of a period of six years beginning with the date of that agreement, any stamp duty reserve tax that has not been paid ceases to be payable.

Taxation of Dividends

Under UK law, there is no withholding tax on dividends.

CERTAIN MATERIAL IRISH TAX CONSIDERATIONS

The summary only applies to U.S. Holders that legally and beneficially hold their ordinary shares or Series A Preference Shares which we will collectively refer to as shares for the purposes of this discussion, or in each case such shares represented by ADSs evidenced by ADRs as capital assets (i.e. investments) and does not address special classes of holders including, but not limited to, dealers in securities, insurance companies, pension schemes, employee share ownership trusts, collective investment undertakings, charities, tax-exempt organizations, financial institutions and close companies, each of which may be subject to special rules not discussed below.

Solely for the purposes of this summary of Irish Tax Considerations, a “U.S. Holder” means a holder of shares or ADSs evidenced by ADRs that (i) beneficially owns the shares or ADSs registered in their name; (ii) is resident in the United States for the purposes of the Ireland-United States Double Taxation Convention, (the “Treaty”); (iii) in the case of an individual holder, is not also resident or ordinarily resident in Ireland for Irish tax purposes; (iv) in the case of a corporate holder, is not a resident in Ireland for Irish tax purposes and is not ultimately controlled by persons resident in Ireland; and (v) is not engaged in any trade or business and does not perform independent personal services through a permanent establishment or fixed base in Ireland; and (vi) is a qualified person as defined in Article 23 of the Treaty.

For Irish taxation purposes, and for the purposes of the Treaty, U.S. Holders of ADSs will be treated as the owners of the shares represented by such ADSs.

The following discussion is limited to the tax consequences of ownership and disposition of shares or ADSs. Tax considerations applicable to other types of securities will be described in the related prospectus supplement.

Taxation of Dividends

We do not expect to pay dividends in the foreseeable future. Should we begin paying dividends, such dividends will generally be subject to dividend withholding tax, or DWT, in Ireland at the standard rate of income tax (currently 20%). Where DWT applies, we will be responsible for withholding such tax at source.

Dividends paid by us to U.S. Holders of shares or ADSs evidenced by ADRs will be exempt from DWT if, prior to the payment of such dividends, the recipient U.S. Holder delivers to us a declaration in the form prescribed by the Irish Revenue Commissioners. In addition, a certificate of residency in the form prescribed by the Irish Revenue Commissioners, will also be required if the US holder is an individual.

Where DWT is withheld from dividend payments to U.S. Holders of shares or ADSs evidenced by ADRs, such U.S. Holders can apply to the Irish Revenue Commissioners claiming a full refund of DWT paid by filing a declaration in the form prescribed by the Irish Revenue Commissioners. As above, a certificate of residency in the form prescribed by the Irish Revenue Commissioners, will also be required if the US holder is an individual.

The DWT rate applicable to U.S. Holders may be reduced under the terms of the Treaty, however, in the first instance, an exemption should be in place under Irish domestic legislation.

Capital Gains on Disposals of Shares or ADSs

U.S. Holders will not be subject to Irish capital gains tax, or CGT, on the disposal of shares or ADSs provided that such shares or ADSs are quoted on a stock exchange at the time of disposition such as NASDAQ. While it is our intention to continue the listing of Ordinary ADSs on NASDAQ, no assurances can be given in this regard.

If, for any reason, our Ordinary ADSs cease to be listed on NASDAQ, U.S. Holders will not be subject to CGT on the disposal of their shares or ADSs provided that the shares or ADSs do not, at the time of the disposal, derive the greater part of their value from land, buildings, minerals, or mineral rights or exploration rights in Ireland.

Irish Capital Acquisitions Tax (CAT)

CAT comprises principally gift and inheritance tax. A gift or inheritance of shares or ADSs will come within the charge to CAT if either:

(i) the disponer or the donee/successor in relation to the gift or inheritance is resident or ordinarily resident in Ireland (please note that special rules with regard to residence apply where an individual is not domiciled in Ireland); or

(ii) the shares or ADSs are regarded as property situated in Ireland (e.g. shares would be regarded as Irish property if the share register is maintained in Ireland. ADSs, if registered, will be regarded as Irish property if the register is maintained in Ireland, or, if in bearer form, if the instrument of ownership is located in Ireland).

On the basis that the shares or ADSs (assuming they are registered) should not be regarded as property situated in Ireland (given that the registers are not maintained in Ireland), a gift or inheritance of the shares or ADSs should only come within the charge to Irish CAT if either the disponer or donee/successor is resident or ordinarily resident in Ireland at the date of the gift or inheritance.

The rate of CAT is currently 33% and is payable if the taxable value of the gift or inheritance exceeds certain tax-free thresholds. The appropriate tax-free threshold depends on the relationship between the disponer and the donee/successor. For example, in 2014 a child is entitled to a tax-free threshold of €225,000 on a gift or inheritance from a parent, but all gifts and inheritances taken from disponers within the same group threshold since 5 December 1991 are taken into account when determining the level of the tax-free threshold available. A gift or inheritance received from a spouse is exempt from CAT.

The person who receives the gift or inheritance is generally accountable for any CAT due.

Irish Stamp Duty

No Irish stamp duty should arise on the transfer for cash of shares or ADSs on the basis that such a transfer does not relate to stocks or marketable securities of an Irish registered company. Ireland does not have any capital duty on the issue of shares.

LEGAL MATTERS

Certain legal matters with respect to English law with respect to the validity of the offered securities has been passed upon for the issuer by K&L Gates LLP (registered in England). Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Amarin Corporation plc appearing in Amarin Corporation plc’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of Amarin Corporation plc’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of and for each of the two years in the period ended December 31, 2013 incorporated in this Prospectus by reference from Amarin Corporation plc’s Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2014;

2.	Our Current Reports on Form 8-K filed with the SEC on February 3, 2015, March 11, 2015 and March 30, 2015; and

3.	The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 19, 1993, including any amendment or report filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to Investor Relations of Amarin Corporation plc, c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, New Jersey 07921; telephone: (908) 719-1315. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement. You are referred to the registration statement and the included exhibits for further information. This prospectus is qualified in its entirety by such other information.

We are subject to the informational requirements of the Securities Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Additionally, we make these filings available, free of charge, on our website at www.amarincorp.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item  14. Other Expenses of Issuance and Distribution.

The expenses payable by us in connection with this offering are as follows:

Amount
Securities and Exchange Commission Registration Fee	$6,137.99
Accountants’ Fees and Expenses	$100,000.00
Legal Fees and Expenses	$360,000.00
Miscellaneous	$103,862.01

Total Expenses	$570,000.00

Item 15. Indemnification of Officers and Directors.

Except as set forth below, there is no provision of the Company’s Articles of Association or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Article 192 of the Company’s Articles of Association provides:

192	Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes but without prejudice to any indemnity to which he may otherwise be entitled, every Director, Secretary and officer of the Company and every director, secretary and officer of each Associated Company shall be indemnified out of the assets of the Company against:

(a)	any liability incurred by or attaching to him in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company other than:

(i)	any liability to the Company or any Associated Company; and

(ii)	any liability incurred by him to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); and

(iii)	any liability incurred by him:

(A)	in defending criminal proceedings in which he is convicted;

(B)	in defending any civil proceedings brought by the Company, or an Associated Company in which judgment is given against him;

(C)	in connection with the application made under sections 661(3) or (4) or section 1157 of the 2006 Act in which the court refuses to grant him relief;

where, in any case, the conviction, judgment or refusal of relief (as the case may be) has become final, and

(b)	any other liability incurred by or attaching to him in the actual or purported performance and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.

192.1	Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes, the Company may:

(a)	provide a Director of the Company or a director of an Associated Company with funds to meet expenditure incurred or to be incurred by him:

(i)	in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or an Associated Company; or

(ii)	in connection with an application for relief under the provisions referred to in sections 661(3) or (4) or section 1157 of the 2006 Act (or until such time as such provisions come into effect sections 144(3) or (4) or section 727 of the 1985 Act); and

(b)	do anything to enable him to avoid incurring such expenditure:

(i)	when the conviction becomes final; or

(ii)	the date when the judgment becomes final; or

(iii)	the date when the refusal of relief becomes final,

provided always that any loan made or liability incurred under any transaction connected with anything done pursuant to this Article 192.1 shall be repaid or (as the case may be) discharged in the event of such director being convicted or judgment being given against him in the proceedings or the court refusing to grant him relief on the application and by not later than the date.

192.2	Subject to the provisions of, and far as may be permitted by and consistent with, the Statutes, the Company may:

(a)	provide a Director of the Company or a director of an Associated Company with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company; and

(b)	do anything to enable him to avoid incurring such expenditure.

192.3	Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes but without prejudice to any indemnity to which he may otherwise be entitled, every director of any Trustee Company shall be indemnified out of the assets of the Company against any liability incurred in connection with the activities of the Trustee Company as a trustee of any occupational pension scheme of which it is a trustee other than any liability of the kind referred to in section 235(3) of the 2006 Act. For the purposes of this Article 192.3:

(a)	“Trustee Company” means a company (being the Company or an Associated Company) that is a trustee of an occupational pension scheme; and

(b)	“occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 that is established under a trust.

192.4	For the purposes of Article 192:

(a)	“Associated Company” means a company which is associated with the Company within the meaning of section 256 of the 2006 Act;

(b)	where a director is indemnified against any liability, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto;

(c)	a conviction, judgment, or refusal of relief becomes final if:

(i)	not appealed against, at the end of the period for bringing an appeal; or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(d)	an appeal is disposed of if:

(i)	it is determined and the period for brining any further appeal has ended; or

(ii)	if it is abandoned or otherwise ceases to have effect.

In addition, U.K. companies can obtain liability insurance for directors and can also pay directors’ legal costs if they are successful in defending legal proceedings.

The Company has entered into deeds of indemnification with directors or formers directors including William Hall, Srinivas Akkaraju, Dr. John Climax, James Healy, Dr. Bill Mason, Dr. Simon Kukes, Dr. Michael Walsh, Manus Rogan, Rick Stewart, Eric Aguiar, Carl Gordon, Lars Ekman, Thomas Lynch, Anthony Russell-Roberts, Dr. Joseph Anderson, Joseph Zakrzewski, Kristine Peterson, David Feigel, Jan van Heek, Patrick O’Sullivan, David Stack and John Thero. The Company has entered into deeds of indemnification with officers, former officers or members of senior management including Conor Dalton, Dr. Declan Doogan, Paul Duffy, John Thero, Alan Cooke, Tom Maher, Paresh Soni, Frederick W. Ahlholm, Paul Huff, Stuart Sedlack, Joseph Kennedy, Steven Ketchum and Michael Farrell.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, the Company acknowledges that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits.

See the Exhibit Index set forth on page II-8 of this registration statement.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; or

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1)(i) and (ii) above is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, paragraphs (1)(i) and (ii) shall not apply.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling Person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Bedminster, New Jersey, on April 9, 2015.

Amarin Corporation plc

By:	/s/ John F. Thero
John F. Thero
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Amarin Corporation plc, hereby severally constitute and appoint John F. Thero and Joseph T. Kennedy, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement on Form S-3 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John F. Thero John F. Thero	Director, President and Chief Executive Officer (Principal Executive Officer)	April 9, 2015

/s/ Michael J. Farrell Michael J. Farrell	Vice President, Finance (Principal Financial and Accounting Officer)	April 9, 2015

/s/ David Stack David Stack	Director	April 9, 2015

/s/ James I. Healy James I. Healy, M.D., Ph.D.	Director	April 9, 2015

/s/ Joseph S. Zakrzewski Joseph S. Zakrzewski	Director	April 9, 2015

/s/ Patrick O’Sullivan Patrick O’Sullivan	Director	April 9, 2015

/s/ Lars G. Ekman Lars G. Ekman, M.D., Ph.D.	Director	April 9, 2015

/s/ Jan van Heek Jan van Heek	Director	April 9, 2015

/s/ Kristine Peterson Kristine Peterson	Director	April 9, 2015

/s/ John F. Thero John F. Thero	Authorized Representative in the U.S.	April 9, 2015

AMARIN CORPORATION PLC

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Articles of Association of Amarin Corporation plc (1)

4.1	Form of Ordinary Share Certificate (2)

4.2	Form of American Depositary Receipt evidencing ADSs (3)

4.3	Form of Amended and Restated Deposit Agreement, dated as of November 4, 2011, among the Company, Citibank, N.A., as Depositary, and all holders and beneficial owners of American Depositary Receipts issued thereunder (4)

4.4	Preference Share Deposit Agreement, dated as of March 30, 2015, among the Company, Citibank, N.A., as Depositary, and all holders and beneficial owners of American Depositary Receipts issued thereunder (5)

4.5	Form of Series A Preference Share Certificate*

4.6	Form of Series A Preference Share Terms (6)

5.1	Opinion of K&L Gates LLP

10.1	Securities Subscription Agreement dated March 5, 2015 (7)

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.3	Consent of K&L Gates LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	To be filed, if necessary, by amendment or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.
(1)	Incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, File No. 0-21392, filed with the Securities and Exchange Commission on August 8, 2013.
(2)	Incorporated herein by reference to Exhibit 2.4 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2002, filed with the Securities and Exchange Commission on April 24, 2003.
(3)	Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, File No. 0-21392, filed with the Securities and Exchange Commission on March 30, 2015.
(4)	Incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, File No. 0-21392, filed with the Securities and Exchange Commission on February 29, 2012.
(5)	Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, File No. 0-21392, filed with the Securities and Exchange Commission on March 30, 2015.
(6)	Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, File No. 0-21392, filed with the Securities and Exchange Commission on March 11, 2015.
(7)	Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, File No. 0-21392, filed with the Securities and Exchange Commission on March 11, 2015.